Prospectus	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-288596

Datavault AI Inc.

22,728,368 Shares of Common Stock

Issuable Upon Exercise of Certain Common Stock Purchase Warrants

This prospectus relates to the offer and resale of (a) up to an aggregate of 2,906,554 shares (the “September 2024 Warrant Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Datavault AI Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), issuable upon exercise of certain common stock purchase warrants (the “September 2024 Warrants”) issued on September 10, 2024 pursuant to certain exchange agreements (the “Exchange Agreements”) between the Company and the holders of the September 2024 Warrants, (b) up to an aggregate of 475,713 shares of Common Stock (the “Placement Agent Warrant Shares”) issuable upon exercise of certain common stock purchase warrants (the “Placement Agent Warrants”) issued to an affiliate of Maxim Group LLC (the “Placement Agent”) pursuant to that certain placement agency agreement (the “February 2025 Placement Agency Agreement”) between the Company and the Placement Agent entered into on February 13, 2025, and (c) up to an aggregate of 19,346,101 shares (the “2025 Investor Warrant Shares”) of Common Stock issuable upon exercise of certain common stock purchase warrants (the “2025 Investor Warrants”) issued pursuant to that certain securities purchase agreement (the “Purchase Agreement”) between the Company and the investors signatories to the Purchase Agreement (the “April 2025 Purchasers”) entered into on March 31, 2025. The September 2024 Warrant Shares, the Placement Agent Warrant Shares and the 2025 Investor Warrant Shares are collectively referred to as the “Warrant Shares,” and the holders of the Warrant Shares are collectively referred to as the “Selling Stockholders.”

For additional information regarding the issuance of the September 2024 Warrants, see “The September 2024 Transaction” on page 22. For additional information regarding the issuance of the Placement Agent Warrants, see “The February 2025 Transaction” on page 22. For additional information regarding the issuance of the 2025 Investor Warrants, see “The April 2025 Transaction” on page 23.

This prospectus also covers any additional shares of Common Stock that may become issuable upon any adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Warrant Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 25.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, will sell the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Shares in the section titled “Plan of Distribution” on page 36.

We are registering the Warrant Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of the Warrant Shares by the Selling Stockholders in the offering described in this prospectus, we may receive $2.21 per share for the September 2024 Warrants, $1.425 per share for the Placement Agent Warrants and $0.8615 per share for the 2025 Investor Warrants (each, subject to adjustment as further described below) upon their cash exercise. If the Warrants are exercised in full at their respective current exercise price per share, we will receive aggregate gross proceeds of approximately $23,768,041. The exercise price for the 2025 Investor Warrants may be adjusted downwards pursuant to the terms of anti-dilution features contained therein under certain circumstances, and if any of the 2025 Investor Warrants are exercised at such lower price, we will receive less aggregate gross proceeds. If the Warrants are exercised pursuant to the cashless exercise provisions contained therein, we will also receive less aggregate gross proceeds. We cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

Our Common Stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DVLT”.

This offering will terminate on the earlier of (i) the date when all of the securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 6 and in the documents which are incorporated by reference herein before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2025.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 22,728,368 shares of Common Stock. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to “DVLT”, the “Company”, “we”, “our” or “us” refer to Datavault AI Inc., a Delaware corporation, and its subsidiaries on a consolidated basis.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any amendment and the information incorporated by reference into this prospectus, including the sections entitled “Risk Factors”, contain “forward-looking statements” within the meaning of Section 21(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. These forward-looking statements include, without limitation: statements regarding new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of our management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or our management’s good faith belief as of that time with respect to future events. Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements due to a number of factors including, but not limited to, those set forth under the heading “Risk Factors” in this prospectus, as well as other risks discussed in documents that we file with the SEC.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should review our subsequent reports filed with the SEC described in the sections of this prospectus and the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information may be imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and in any documents that we incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors”, “Special Note Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein, before making a decision about whether to invest in our securities.

Company Overview

We are a pioneering technology licensing company that owns a portfolio of patented, secure platforms designed to redefine how data is managed, valued, and monetized in the modern era. Leveraging our proprietary HPC capabilities and advanced software, we aim to empower customers worldwide with revolutionary data solutions. At the heart of our offerings are our artificial intelligence (AI)-driven agents—branded as Data Vault®, DataValue®, DataScore®, and Data Vault Bank®. These tools harness generative AI to deliver enterprise-grade data management solutions tailored for the HPC landscape and the Web 3.0 paradigm. Our technology ensures data ownership immutability, experiential data observability, precise data asset valuation, and secure monetization—which we believe will unlock unprecedented opportunities for businesses in an increasingly data-driven world on which our executive leadership, with our engineering and software development teams, can capitalize. Our legacy business has been well positioned to deliver best-in-class immersive wireless sound technology for intelligent devices and next generation home entertainment systems, including modules which wirelessly transmit and receive audio directly to speakers. We operate through two synergistic platforms (Data Science and Acoustic Science) to optimize our revenue generation.

Risk Factor Summary

There are a number of risks related to our business and our securities. You should carefully consider all the information presented in the section entitled “Risk Factors” in this prospectus. Some of the principal risks related to our business include the following:

•	our incurrence of losses since inception;

•	risks related to future acquisitions and our ability to manage our business and our results of operations and financial condition;

•	risks related to outages, defects and other performance and quality problems in connection with acquired assets and businesses;

•	the fact that a small number of customers represent a significant percentage of our revenue;

•	our reliance on module manufacturers to produce the modules which we then sell to our customers;

•	risks incident to operating internationally;

•	our ability to protect our intellectual property rights;

•	our dependence upon the timely delivery of products from our vendors and purchases from our partners and customers;

•	real or perceived errors, failures or bugs in our modules;

•	the seasonal nature of our operations;

•	general economic downturns and the potential for declines in discretionary consumer spending;

•	our ability to maintain the listing of our common stock on the Nasdaq Capital Market;

•	We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrants, and we may not use the proceeds effectively;

•	You may experience future dilution as a result of issuance of the Warrant Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Warrant Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price; and

•	other risks set forth in “Risk Factors” below.

Corporate Information

Our principal executive office is located at 15268 NW Greenbrier Pkwy, Beaverton, Oregon 97006 and our telephone number is (408) 627-4716. Our website address is www.datavaultsite.com. The website for our associated brands, manufacturers and influencers within the consumer electronics industry is http://www.wisaassociation.org. The information contained on, or that can be accessed through, our websites is not incorporated by reference into this prospectus and is intended for informational purposes only.

Additional information about us is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

ABOUT THIS OFFERING

This prospectus relates to the offer and resale by the Selling Stockholders of up to 22,728,368 shares of Common Stock. All of the Warrant Shares, if and when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell the Warrant Shares from time to time at prevailing market prices or at privately negotiated prices.

Shares offered by the Selling Stockholders:	Up to 22,728,368 shares of Common Stock.

Shares of Common Stock outstanding after completion of this offering (assuming full exercise of the Warrants that are exercisable for the Warrant Shares offered hereby):	107,390,677 (1)

Use of proceeds:	We will not receive any of the proceeds from any sale of the Warrant Shares by the Selling Stockholders. We may receive up to $23,768,041 in gross proceeds from cash exercises of the Warrants, if exercised in full, based on the per share exercise price of $2.21 for the September 2024 Warrants, $1.425 for the Placement Agent Warrants and $0.8615 for the 2025 Investor Warrants and assuming that all exercises of the Warrants will be effected on a cash basis. The exercise price for the 2025 Investor Warrants may be adjusted downwards pursuant to the terms of anti-dilution features contained therein under certain circumstances, and if any of the 2025 Investor Warrants are exercised at such lower price, we will receive less aggregate gross proceeds. If the Warrants are exercised pursuant to the cashless exercise provisions contained therein, we will also receive less aggregate gross proceeds. Any proceeds that we receive from the exercise of the Warrants will be used for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. See “Use of Proceeds.”

Risk factors:	An investment in our securities involves substantial risk. You should read carefully the “Risk Factors” section on page 6 of this prospectus, and under similar headings in the other documents incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol for Common Stock:	“DVLT”

(1)	Shares of our Common Stock that will be outstanding after this offering is based on 84,662,309 shares of Common Stock outstanding as of July 2, 2025, but excludes the following as of such date: (i) 31,232,173 shares of Common Stock issuable upon exercise of outstanding Common Stock purchase warrants, (ii) 1,150,014 shares of Common Stock underlying issued and unvested restricted stock units (“RSUs”), (iii) 7,846,933 shares of Common Stock underlying restricted stock awards subject to time based vesting granted pursuant to our 2018 Long-term Incentive Plan (the “LTIP”) and 1,955,000 shares of Common Stock underlying restricted stock awards subject to performance conditions granted pursuant to the LTIP, (iv) up to an aggregate of 1,750 shares of Common Stock issuable upon conversion of all outstanding shares of Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”) (which shares of Series B Preferred Stock assume the exercise of all 1,750 Series B Preferred Stock purchase warrants), (v) 5,000,000 shares of Common Stock issuable pursuant to the Share Exchange Agreement (the “NYIAX Share Agreement”) between the Company and NYIAX, Inc. (“NYIAX”) and (vi) shares of Common Stock issuable under the Notes (defined below) issued pursuant to the Purchase Agreement.

RISK FACTORS

An investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities.

Risks Related to Our Financial Condition

Our revenue and loss from operations forecasts are subject to change as a result of a variety of risks and uncertainties.

Our revenue and loss from operations forecasts can change as a result of a variety of factors including but are not limited to changes in sales levels, unexpected increases in product costs and increases in operating costs. Significant changes from our current forecasts, including but not limited to: (i) shortfalls from projected sales levels; (ii) unexpected increases in product costs; (iii) increases in operating costs; and (iv) inability to regain and maintain compliance with the Nasdaq continued listing requirements, could have a material adverse impact on our ability to access the level of funding necessary to continue our operations at current levels. If any of these events occurs or if we are not able to secure additional funding, we may be forced to make reductions in spending, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm our business, revenues, results of operations and future prospects.

We need financing in the near term to support our ongoing operations. If we do not raise sufficient capital in the short term, we may be forced to cease operations, liquidate our assets and possibly seek bankruptcy protection or engage in a similar process.

We are currently operating at a loss and our cash position is insufficient to fund operations in the near term. As such, we need additional financing to implement our business plan and to service our ongoing operations. We believe that current cash on hand, prior to the receipt of any proceeds from the exercise of the Warrants, is not sufficient to fund our immediate operational needs. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing in the short term, we will be required to divest all or a portion of our business or otherwise liquidate, wind-up, restructure or curtail our operations and product development timeline. We may seek additional capital through a combination of equity offerings, such as this offering, debt financings and/or strategic collaborations. If such financing is not available on satisfactory terms, or is not available at all, our ability to accelerate product development will be hindered, our business and financial condition may be materially and adversely affected, and you may lose all or part of your investment.

We have incurred losses since inception.

We have incurred net losses since inception and had an accumulated deficit of approximately $308.0 million as of March 31, 2025. If we are unsuccessful in implementing any initiatives to improve our revenues to achieve profitability, it will have a material adverse impact on our business, prospects, operating results and financial condition. There can be no assurance that the revenue that we generate will be able to support our operations or meet our working capital needs.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included in its report for the year ended December 31, 2024 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon, other factors, our ability to raise additional capital through sales of our securities, including this offering, and incurrence of debt. Additionally, future capital requirements will depend on many factors, including the rate of revenue growth, the selling price of our products, the expansion of sales and marketing activities, the timing and extent of spending on research and development efforts and the continuing market acceptance of our products. These factors raise substantial doubt about our ability to continue as a going concern. There is no assurance that additional financing will be available at terms acceptable to us or at all. If we cannot continue as a viable entity, this could materially adversely affect the value of the shares of Common Stock.

Risks Related to Our Business and Industry

Legacy Datavault (as defined below) has a limited operating history, which makes it difficult to forecast our future results of operations.

As a result of the limited operating history of Data Vault Holdings Inc. (“Legacy Datavault”), our ability to accurately forecast future results from the operations of the Legacy Datavault business is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Further, in future periods, our revenue growth from the Legacy Datavault business could slow or its revenue could decline for a number of reasons, including slowing demand for its platform, increased competition, changes to technology, a decrease in the growth of its overall market, or its failure, for any reason, to continue to take advantage of growth opportunities. We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described below. If our assumptions regarding these risks and uncertainties and its future revenue growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.

We may not have visibility into our financial position and results of operations.

In the future, customers will consume our platform through license and the use of our software as a service platform for the data refinery, meta data layer creation, and through the monetization of data assets. Because prospective customers have flexibility in the timing of their consumption, we may not have the visibility into the timing of revenue recognition that a typical subscription-based software company has. There is a risk that customers will consume our platform more slowly than we expect, and our actual results may differ from our forecasts. Further, investors and securities analysts may not understand how our consumption-based business model differs from a subscription-based business model, and our business model may be compared to subscription-based business models.

Sales efforts to large customers involve risks that may not be present or that are present to a lesser extent with respect to sales to smaller organizations.

Sales to large customers involve risks that may not be present or that are present to a lesser extent with sales to smaller organizations, such as longer sales cycles, more complex customer requirements, substantial upfront sales costs, and less predictability in completing some of our sales. For example, large customers may require considerable time to evaluate and test our platform prior to making a purchase decision and placing an order. A number of factors influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our platform, the discretionary nature of purchasing and budget cycles, and the competitive nature of evaluation and purchasing approval processes. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to large enterprises typically taking longer to complete. Moreover, large customers often begin to deploy our products on a limited basis but nevertheless demand implementation services and negotiate pricing discounts, which increase our upfront investment in the sales effort with no guarantee that sales to these customers will justify our substantial upfront investment. If we fail to effectively manage these risks associated with sales cycles and sales to large customers, our business, financial condition, and results of operations may be affected.

A small number of customers represent a significant percentage of our revenue, so any loss of key customers could have a material adverse effect on our business.

A small number of our customers represent a significant percentage of our revenue. Although we may have agreements with these customers, these agreements typically do not require any minimum purchases and do not prohibit customers from using competing technologies or customers from purchasing products and services from competitors. Because many of our markets are rapidly evolving, customer demand for our technologies and products can shift quickly.

As of December 31, 2024, the Company had three customers accounting for 68%, 12%, and 11% of accounts receivable. As of December 31, 2023, the Company had two customers accounting for 71% and 20% of accounts receivable. The Company had four customers accounting for 29%, 19%, 18% and 10% of its net revenue for the year ended December 31, 2024. The Company had four customers accounting for 25%, 19%, 14% and 13% of its net revenue for the year ended December 31, 2023.

A loss of any of our key customers could have a material adverse effect on our business and results of operations.

We are reliant on module manufacturers to produce the modules which we then sell to our customers and any change in their management or business could have a negative effect on our operations.

Our revenue from the sale of modules to consumer electronics and speaker companies depends in large part upon the availability of our modules that implement our technologies. Our manufacturers incorporate our technologies into these modules, which are then incorporated in consumer entertainment products. We do not manufacture these modules, but rather depend on manufacturers to produce the modules which we then sell to our customers. We do not control the manufacturers. While we have a longstanding relationship with our manufacturers, there can be no assurance that our manufacturers will continue to timely produce our modules. Change in management of our manufacturers or a change in their operations could negatively affect our production and cause us to seek other manufacturers which we may not be able to obtain on the same or similar terms as our current manufacturers. This could have a negative effect on our operations.

We currently rely on semiconductor manufacturers to manufacture our semiconductors, and our failure to manage our relationship with our semiconductor manufacturers successfully could negatively impact our business.

We rely on a single contractor in Japan for the production of our transmit semiconductor chip and a single contractor in China for the production of our receive semiconductor chip. Our reliance on these semiconductor manufacturers reduces our control over the manufacturing process, exposing us to risks, including increase production costs and reduced product supply. If we fail to manage our relationships with these manufacturers effectively, or if a contract manufacturer experiences delays, disruptions, or decides to end-of-life components that it manufactures for us, our ability to ship products to our end-user customers could be impaired and our competitive position and reputation could be harmed. In addition, any adverse change in our manufacturers’ financial or business condition could disrupt our ability to supply quality products to our end-user customers. If we are required to change manufacturers, we may lose revenue, incur increased costs and damage our customer relationships. In addition, qualifying a new semiconductor manufacturer and commencing production can be an expensive and lengthy process. As a result of any of these aforementioned disruptions, we would experience a delay in our order fulfillment, and our business, operating results and financial condition would be adversely affected.

Declines in or problems with the WiSA Association membership could negatively affect our reputation.

Our wholly owned subsidiary, WiSA, LLC, operates the “WiSA Association,” which is an association comprised of brands, manufacturers, and influencers within the consumer electronics industry, with the purpose of promoting a standardized method of interoperability between wireless audio components using our technology. We rely significantly on the WiSA Association to uphold the standards and criteria of interoperable audio products. If we lose members or new technology is developed that is easier to incorporate than ours, the WiSA Association may fail to maintain its active status and the sales of our modules could diminish as well. In addition, failure of our members to adhere to our policies designed to provide interoperability between audio systems could undermine the integrity of our brand.

Failure to stay on top of technology innovation could harm our business model.

Our revenue growth will depend upon our success in new and existing markets for our technologies. The markets for our technologies and products are defined by:

•	rapid technological change;

•	new and improved technology and frequent product introductions;

•	consumer demands; evolving industry standards; and

•	technology and product obsolescence.

Our future success depends on our ability to enhance our technologies and products and to develop new technologies and products that address the market needs in a timely manner. Technology development is a complex, uncertain process requiring high levels of innovation, highly skilled engineering and development personnel, and the accurate anticipation of technological and market trends. We may not be able to identify, develop, acquire, market, or support new or enhanced technologies or products on a timely basis, if at all.

Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our modules.

To increase total customers and customer recognition of the WiSA Association products and to achieve broader market acceptance of our technology, we will need to expand our sales and marketing organization and increase our business development resources, including the vertical and geographic distribution of our sales force and our teams of account executives focused on new accounts and responsible for renewal and growth of existing accounts.

Our business requires that our sales personnel have particular expertise and experience in interoperability of audio systems, and the latest wireless audio technology. We may not achieve revenue growth from expanding our sales force if we are unable to hire, develop and retain talented sales personnel with appropriate experience, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time or if our sales and marketing programs are not effective.

Interruptions or performance problems associated with technology and wireless technology outside of our control may adversely affect our business and results of operations.

We may in the future experience performance issues due to a variety of factors, including wireless technology disruptions, human or software errors. If a wireless connection is compromised, our products will not work as designed and our business could be negatively affected. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period or a connection problem may be out of our control and could deter customers from purchasing wireless audio components.

We expect to continue to make significant investments to maintain and improve the performance of our modules. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology to accommodate actual and anticipated changes in technology, our business, operating results and financial condition may be adversely affected.

Real or perceived errors, failures or bugs in our modules could adversely affect our operating results and growth prospects.

Because our modules are complex, undetected errors, failures or bugs may occur. Our module is installed and used in numerous audio systems of different brands with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures of our technology. Despite our testing, errors, failures or bugs may not be found in our modules until it is released to our customers. Moreover, our customers could incorrectly implement or inadvertently misuse our modules, which could result in customer dissatisfaction and adversely impact the perceived quality or utility of our products as well as our brand.

Any of these real or perceived errors, compatibility issues, failures or bugs in our modules could result in negative publicity, reputational harm, loss of competitive position or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources to correct the problem. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions or delays in the use of our solutions, which could cause us to lose existing or potential customers and could adversely affect our operating results and growth prospects.

We rely on the cooperation of our customers to install our modules in their audio products.

Our modules are sold to our customers who are consumer electronics companies. Our customers install the modules into their products. Our customers’ audio products are sold to the public who must then install the audio system into their homes or businesses. We do not oversee installation of our products and therefore have no control over the result. If a module is not installed correctly in a customer product or an end consumer does not install their audio system correctly, our technology may not work properly, which could result in customer dissatisfaction or have a material adverse impact on our reputation, our business and our financial results.

If we do not or cannot maintain cutting edge technology and compatibility of our modules with products that our customers use, our business could suffer.

Our customers integrate our modules into their products. The functionality and popularity of our technology depends, in part, on our ability to produce modules that integrate into our customers’ products. Our customers may change the features of their technologies and audio systems may advance technologically. Such changes or advancements could functionally limit or terminate the utility of our product, which could negatively impact our customer service and harm our business. If we fail to maintain cutting edge technology and compatibility with the products our customers produce, we may not be able to offer the functionality that our customers need, and our customers may not purchase our modules, which would negatively impact our ability to generate revenue and have a material adverse impact on our business.

Our future quarterly results of operations may fluctuate significantly due to a wide range of factors, which makes our future results difficult to predict.

Our revenues and results of operations could vary significantly from quarter to quarter because of various factors, many of which are outside of our control, including:

•	the expansion of our customer base;

•	the recent acquisition of certain assets pursuant to the Asset Purchase Agreement (as defined below);

•	the renewal of agreements with, and expansion of coverage by, existing customers;

•	the size, timing and terms of our sales to both existing and new customers;

•	the introduction of products or services that may compete with us for the limited funds available to our customers, and changes in the cost of such products or services;

•	changes in our customers’ and potential customers’ budgets;

•	our ability to control costs, including our operating expenses;

•	our ability to hire, train and maintain our direct sales force, engineers, and marketing employees;

•	the timing of satisfying revenue recognition criteria in connection with initial deployment and renewals;

•	general economic and political conditions, both domestically and internationally; and

•	the effects of outbreaks, epidemics or pandemics of contagious diseases.

Any one of these or other factors discussed elsewhere in this prospectus, or the documents incorporated by reference herein, may result in fluctuations in our revenues and operating results, meaning that quarter-to-quarter comparisons of our revenues, results of operations and cash flows may not necessarily be indicative of our future performance.

Because of the fluctuations described above, our ability to forecast revenues is limited and we may not be able to accurately predict our future revenues or results of operations. In addition, we base our current and future expense levels on our operating plans and sales forecasts, and our operating expenses are expected to be relatively fixed in the short term. Accordingly, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect our financial results for that quarter. The variability and unpredictability of these and other factors could result in our failing to meet or exceed financial expectations for a given period.

Our sales are subject to fluctuation as a result of seasonality, which is outside of our control.

Our sales are subject to the seasonality of when consumers buy electronic products, generally in the third quarter leading up to the year-end holiday season. Our customers’ plans to complete and ship new products to meet this seasonal peak can critically impact our financial results should they miss the holiday season. As a result of these factors, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

Our sales are subject to fluctuation as a result of our customers’ new product introduction timelines and end-user adoption of our customers’ retail products, both of which are outside of our control.

We, in conjunction with our customers, are launching a new technology to the retail and consumer market. The consumer adoption rate at retail is a critical component of our financial success and is currently an unknown component of our financial plans. The variability and unpredictability of these and other factors could result in our failing to meet or exceed financial expectations for a given period. As a result of these factors, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

We conduct international operations, which exposes us to significant risks.

Our headquarters are located in Oregon, but we also have employees in Taiwan and Korea and representatives in China and Japan. Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic and political risks in addition to those we already face in the United States. In addition, we invest time and resources in understanding the regulatory framework and political environments of our customers overseas in order to focus our sales efforts. Because such regulatory and political considerations are likely to vary across jurisdictions, this effort requires additional time and attention from our sales team and could lead to a sales cycle that is longer than our typical process for sales in the United States. We also may need to hire additional employees and otherwise invest in our international operations in order to reach new customers. Because of our limited experience with international operations as well as developing and managing sales in international markets, our international efforts may not be successful.

In addition, we will face risks in doing business internationally that could adversely affect our business, including:

•	the potential impact of currency exchange fluctuations;

•	the difficulty of staffing and managing international operations and the increased operations, travel, shipping and compliance costs associated with having customers in numerous international locations;

•	potentially greater difficulty collecting accounts receivable and longer payment cycles;

•	the need to offer customer support in various languages;

•	challenges in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

•	export controls and economic sanctions administered by the Department of Commerce Bureau of Industry and Security and the Treasury Department’s Office of Foreign Assets Control;

•	compliance with various anti-bribery and anti-corruption laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act of 2010;

•	tariffs and other non-tariff barriers, such as quotas and local content rules;

•	more limited protection for our intellectual property in some countries;

•	adverse or uncertain tax consequences as a result of international operations;

•	currency control regulations, which might restrict or prohibit our conversion of other currencies into U.S. dollars;

•	restrictions on the transfer of funds;

•	deterioration of political relations between the United States and other countries; and

•	political or social unrest or economic instability in a specific country or region in which we operate, which could have an adverse impact on our operations in that location.

Also, we expect that due to costs related to our international efforts and the increased cost of doing business internationally, we will incur higher costs to secure sales to international customers than the comparable costs for domestic customers. As a result, our financial results may fluctuate as we expand our operations and customer base worldwide.

Our failure to manage any of these risks successfully could harm our international operations and adversely affect our business, operating results and financial condition.

We are dependent on the continued services and performance of our senior management and other key personnel, the loss of any of whom could adversely affect our business.

Our future success depends in large part on the continued contributions of our senior management and other key personnel. In particular, the leadership of key management personnel is critical to the successful management of our Company, the development of our products, and our strategic direction. We also depend on the contributions of key technical personnel.

We do not maintain “key person” insurance for any member of our senior management team or any of our other key employees. Our senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of any of our key management personnel could significantly delay or prevent the achievement of our development and strategic objectives and adversely affect our business.

Cyber-security incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of products or services, damaging our reputation or exposing us to liability.

We receive, process, store and transmit, often electronically, the data of our customers and others, much of which is confidential. Unauthorized access to our computer systems or stored data could result in the theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including over the Internet or other electronic networks. Despite the security measures we have implemented, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our customers or others, whether by us or a third party, could subject us to civil and criminal penalties, have a negative impact on our reputation, or expose us to liability to our customers, third parties or government authorities. We are not aware of such breaches to date. There can be no assurance that we will be able to effectively handle a failure of our information systems, or that we will be able to restore our operational capacity in a timely manner to avoid disruption to our business. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

Our obligations in connection with our senior secured promissory notes could restrict our operating and financial flexibility which could impair our liquidity and thereby harm our business, results of operations and financial condition.

On April 3, 2025, the Company issued senior secured convertible notes (the “Initial Notes”) having an aggregate principal amount of $5,555,555 for an aggregate purchase price of $5,000,000 in connection with the Purchase Agreement. On May 19, 2025, the Company issued additional notes having an aggregate principal amount of $11,111,111 (the “Additional Notes” and with the Initial Notes, the “Notes”). The Notes carry a 10% original issue discount, and mature 18 months from the date of issuance. The Notes are secured by all of the assets of the Company and the Company’s obligation under the Notes are guaranteed by the domestic subsidiaries of the Company and rank senior to all other existing indebtedness and equity of the Company.

Pursuant to the Notes, so long as the Notes are outstanding, the Company is not permitted to, among other things and without prior written consent of the holders of the Notes, (i) incur any debt, (ii) repurchase, repay, or offer to repay or repurchase more than a de minimis number of shares of Common Stock or common stock equivalents, or (iii) sell, assign, transfer or otherwise dispose of any of its assets, in each case subject to limited exceptions. The Notes, while not carrying any interest, include certain events of default which would trigger a 12% default interest rate that would begin to accrue upon such an event of default.

Such limitations on our ability to operate, combined with our other financial obligations, could increase our vulnerability to adverse changes in general economic, industry and market conditions, limit our flexibility in planning for, or reacting to, changes in our business and the industry and impose a competitive disadvantage compared to our competitors that have less debt or are otherwise not subject to similar restrictions on operating.

In addition, because the Notes are secured by all of our assets, should we default on our obligations under the Notes the holders of such Notes are entitled to receive the value of the Notes out of our assets. Such transfer of our assets to the holders of the Notes could result in our ability to continue to operate our business being severely limited or our inability to continue to operate our business in part or entirely.

Future acquisitions may have a material adverse effect on our ability to manage our business and our results of operations and financial condition.

We may acquire businesses, technologies, services, or products which are complementary to our business. Future acquisitions, such as the currently contemplated acquisition pursuant to the asset purchase agreement with CompuSystems Inc (the “CSI Agreement”), may expose us to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources and management attention from our existing business and technology, our potential inability to generate sufficient revenue to offset new costs, the costs and expenses incurred in connection with such acquisitions, or the potential loss of or harm to relationships with suppliers, employees, and customers resulting from our integration of new businesses.

Any of the potential risks listed above could have a material adverse effect on our ability to manage our business or our results of operations and financial condition. In addition, we may need to fund any such acquisitions through the incurrence of additional debt or the sale of additional debt or equity securities, which would result in increased debt service obligations, including additional operating and financing covenants, or liens on our assets, that would restrict our operations, or dilution to our shareholders.

Changes in financial accounting standards may cause adverse and unexpected revenue fluctuations and impact our reported results of operations.

A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

Climate change may have a long-term impact on our business.

Climate change may have an increasingly adverse impact on our business and those of our customers and suppliers. Water and energy availability and reliability in the communities where we conduct business is critical. Climate change, its impact on our supply chain and critical infrastructure worldwide, and its potential to increase political instability in regions where we, our customers and suppliers do business, may disrupt our business and may cause us to experience higher attrition, losses and costs to maintain or resume operations. Although we maintain a program of insurance coverage for a variety of property, casualty, and other risks, the types and amounts of insurance we obtain vary depending on availability and cost. Some of our policies have large deductibles and broad exclusions, and our insurance providers may be unable or unwilling to pay a claim. Losses not covered by insurance may be large, which could harm our results of operations and financial condition.

Our operations, products and services, as well as those of our suppliers and customers, may also be subject to climate-related laws, regulations and lawsuits. Regulations such as carbon taxes, fuel or energy taxes, and pollution limits could result in greater direct costs, including costs associated with changes to manufacturing processes or the procurement of raw materials used in manufacturing processes, increased levels of capital expenditures to improve facilities and equipment, and higher compliance and energy costs to reduce emissions, as well as greater indirect costs resulting from our customers, suppliers or both incurring additional compliance costs that are passed on to us. These costs and restrictions could harm our business and results of operations by increasing our expenses or requiring us to alter our operations and product design activities. Stockholder groups may find us insufficiently responsive to the implications of climate change, and therefore we may face legal action or reputational harm. We may also experience contractual disputes due to supply chain delays arising from climate change-related disruptions, which could result in increased litigation and costs.

We also face risks related to business trends that may be influenced by climate change concerns. Stockholder advocacy groups, certain institutional investors, investment funds, other market participants, stockholders and customers have focused increasingly on the environmental, social and corporate governance (“ESG”), and sustainability practices of companies, including those associated with climate change and human rights. These parties have placed increased importance on the implications of the social cost of their investments. If our ESG practices do not meet stockholder or other industry expectations and standards, which continue to evolve, our brand, reputation and business activities may be negatively impacted. Any sustainability disclosures we make may include our policies and practices on a variety of social and ethical matters, including corporate governance, environmental compliance, employee health and safety practices, human capital management, product quality, supply chain management, and talent diversity and inclusion practices. It is possible that our stockholders may not be satisfied with our ESG practices or the speed of their adoption. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices, or choose not to conduct business with potential customers, or discontinue or not expand business with existing customers, due to our policies. Also, our failure, or perceived failure, to meet the standards included in any sustainability disclosure could have a material negative impact on our reputation and business activities.

We face intense competition in our industry, and we may not be able to compete successfully in our target markets.

The digital audio, consumer electronics and entertainment markets are characterized by intense competition, subject to rapid change, and are significantly affected by new product introductions and other market activities of industry participants. Our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, greater name recognition, a longer operating history, broader product lines, lower cost structures and longer-standing relationships with customers and suppliers than we do. As a result, our competitors may be able to respond better to new or emerging technologies or standards and to changes in customer requirements.

Further, some of our competitors are in a better financial and marketing position from which to influence industry acceptance of a particular product standard or a competing technology than we are. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be in a position to deliver competitive products at a lower price than we can, along with the potential to conduct strategic acquisitions, joint ventures, subsidies and lobbying industry and government standards, hire more experienced technicians, engineers and research and development teams than we can. As a result, we may not be able to compete effectively against any of these organizations.

Our ability to compete in our current target markets and future markets will depend in large part on our ability to successfully develop, introduce and sell new and enhanced products or technologies on a timely and cost-effective basis and to respond to changing market requirements. We expect our competitors to continue to improve the performance of their current products and potentially reduce their prices. In addition, our competitors may develop future generations and enhancements of competitive products or new or enhanced technologies that may offer greater performance and improved pricing or render our technologies obsolete. If we are unable to match or exceed the improvements made by our competitors, our market position and prospects could deteriorate and our net product sales could decline.

Risks Related to Our Intellectual Property

Failure to protect our intellectual property rights could adversely affect our business.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop or license under patent and other intellectual property (“IP”) laws of the United States, so that we can prevent others from using our inventions and proprietary information. If we fail to protect our IP rights adequately, our competitors might gain access to our technology, and our business might be adversely affected. However, defending our IP rights might entail significant expenses. Any of our patent rights, copyrights, trademarks or other IP rights may be challenged by others, weakened or invalidated through administrative process or litigation.

As of March 31, 2025, we had 25 issued and 36 pending U.S. patents covering our technology. We also license issued U.S. patents from others. The patents that we own or license from others (including those that may be issued in the future) may not provide us with any competitive advantages or may be challenged by third parties, and our patent applications may never be granted.

Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our IP, as the legal standards relating to the validity, enforceability and scope of protection of patent and other IP rights are uncertain.

Any patents that are issued may subsequently be invalidated or otherwise limited, allowing other companies to develop offerings that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the United States are typically not published until 18 months after filing or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented software or technology.

Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our software is available. The laws of some foreign countries may not be as protective of IP rights as those in the United States (in particular, some foreign jurisdictions do not permit patent protection for software), and mechanisms for enforcement of IP rights may be inadequate. Additional uncertainty may result from changes to IP legislation enacted in the United States, including the recent America Invents Act, and other national governments and from interpretations of the IP laws of the United States and other countries by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our IP.

We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Although we endeavor to enter into non-disclosure agreements with our employees, licensees and others who may have access to this information, we cannot assure you that these agreements or other steps we have taken will prevent unauthorized use, disclosure or reverse engineering of our technology. Moreover, third parties may independently develop technologies or products that compete with ours, and we may be unable to prevent this competition.

We might be required to spend significant resources to monitor and protect our IP rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert counterclaims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially viable. Any litigation, whether or not resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, operating results, financial condition and cash flows.

We may be subject to IP rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of IP rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their IP rights and to defend claims that may be brought against them. The litigation may involve patent holding companies or other adverse patent owners that have no relevant product revenues and against which our patents may therefore provide little or no deterrence. We have received, and may in the future receive, notices that claim we have misappropriated, misused, or infringed other parties’ IP rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of IP infringement claims.

There may be third-party IP rights, including issued or pending patents that cover significant aspects of our technologies or business methods. Any IP claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the IP, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of our software and may be unable to compete effectively. Any of these results would adversely affect our business, operating results, financial condition and cash flows.

Risks Related to the Asset Purchase

Our ability to successfully operate and grow business related to the Acquired Assets (as defined below) will be largely dependent upon the efforts of Nathaniel Bradley, who became our Chief Executive Officer upon closing of the Asset Purchase (as defined below). The loss of any of such key personnel could negatively impact the business and operations of the Company and its ability to grow the business related to the Acquired Assets.

On December 31, 2024, pursuant to an asset purchase agreement by and between the Company and Data Vault Holdings Inc. (“Legacy Datavault”) dated as of September 4, 2024 (as amended prior to the closing of such transaction, the “Asset Purchase Agreement”), we completed our previously announced asset purchase (the “Asset Purchase”) of information technology assets, certain patents and trademarks (collectively, the “Acquired Assets”) from Legacy Datavault. Our ability to successfully operate and grow business related to the Acquired Assets following the Asset Purchase will be dependent upon the efforts of Nathaniel Bradley, who became our Chief Executive Officer upon consummation of the Asset Purchase. Although we expect Nathaniel Bradley to remain with the Company, it is possible that we will lose some key personnel, and the loss of their services could have a material, adverse effect on the business and operations the Company or the ability to grow the Company’s business.

The Acquired Assets could suffer disruptions, outages, defects, and other performance and quality problems with its platform or with the public cloud and internet infrastructure on which it relies.

Legacy Datavault’s business depends on our platform to be available without disruption. Legacy Datavault has experienced, and may in the future experience, disruptions, outages, defects, and other performance and quality problems with Legacy Datavault’s platform. Legacy Datavault has also experienced, and may in the future experience, disruptions, outages, defects, and other performance and quality problems with the public cloud and internet infrastructure on which Legacy Datavault’s platform relies. These problems can be caused by a variety of factors, including introductions of new functionality, vulnerabilities and defects in proprietary and open source software, human error or misconduct, capacity constraints, design limitations, or denial of service attacks or other security-related incidents.

Further, if Legacy Datavault’s contractual and other business relationships with Legacy Datavault’s public cloud providers are terminated, suspended, or suffer a material change to which we are unable to adapt, such as the elimination of services or features on which Legacy Datavault’s business depends, we could be unable to provide Legacy Datavault’s platform and could experience significant delays and incur additional expense in transitioning customers to a different public cloud provider.

Any disruptions, outages, defects, and other performance and quality problems with Legacy Datavault’s platform or with the public cloud and internet infrastructure on which it relies, or any material change in Legacy Datavault’s contractual and other business relationships with Legacy Datavault’s public cloud providers, could result in reduced use of Legacy Datavault’s platform, increased expenses, including service credit obligations, and harm to the Datavault brand and reputation, any of which could have a material adverse effect on our business, financial condition, and results of operations.

If the Asset Purchase’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Asset Purchase after its closing do not meet the expectations of investors or securities analysts, the market price of our Common Stock may decline. Fluctuations in the price of our Common Stock could contribute to the loss of all or part of your investment. If an active market for our Common Stock develops and continues, the trading price of our Common Stock following the Asset Purchase could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of these factors could have a material adverse effect on your investment in our Common Stock and our Common Stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our Common Stock may not recover and may experience a further decline.

Risks Related to the Resale of the Warrant Shares and Ownership of Shares of Our Common Stock

The Selling Stockholders may choose to sell the Warrant Shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Warrant Shares covered by this prospectus. Sales or other dispositions of the Warrant Shares below the then-current market prices could adversely affect the market price of our Common Stock.

A large number of shares of Common Stock may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Warrant Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell Common Stock.

Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus, including the documents incorporated by reference herein and therein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future, although such fluctuations may not reflect a material change to our financial condition or operations during any such period. Such volatility can be attributable to a number of factors. For example, from January 1, 2021 through December 31, 2021 the reported sale price of our Common Stock fluctuated between $18,890.55 and $73,163.42 per share. From January 1, 2022 through December 31, 2022 the reported sale price of our Common Stock fluctuated between $1,293.85 and $21,139.43 per share. From January 1, 2023 through December 31, 2023 the reported closing price of our Common Stock has fluctuated between $15.95 and $2,400.30 per share. From January 1, 2024 through March 31, 2025, the reported sale price of our Common Stock fluctuated between $0.72 and $18.10 per share. Such volatility can be attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our Common Stock could, for example, decline precipitously in the event that a large number of our shares are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

In addition to being highly volatile, our Common Stock could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•	variations in our revenues and operating expenses;

•	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

•	market conditions in our industry, the industries of our customers and the economy as a whole;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	developments in the financial markets and worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	announcements by the government relating to regulations that govern our industry;

•	sales of our Common Stock or other securities by us or in the open market;

•	changes in the market valuations of other comparable companies; and

•	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the COVID-19 pandemic, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our Common Stock could also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of our Common Stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

We have been notified by Nasdaq of our failure to comply with certain continued listing requirements. If we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Common Stock could be delisted from Nasdaq.

Our Common Stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards of Nasdaq.

On May 6, 2025, we received a letter from the Listing Qualifications Staff of Nasdaq notifying us that we are not in compliance with the minimum bid price requirement for continued listing on Nasdaq, as set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), because the closing bid price of the Common Stock was below $1.00 per share for the previous 30 consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we were provided with a compliance period of 180 calendar days, or until November 3, 2025, to regain compliance with the Minimum Bid Price Requirement. In the event we do not regain compliance by such date, we may be eligible for additional time to regain compliance. There can be no assurances that we will be able to regain compliance, or, in the event we regain compliance, maintain continued compliance. If we are unable to regain or maintain compliance with the Nasdaq continued listing requirements, our Common Stock will be delisted from Nasdaq.

In the event that our Common Stock is delisted from Nasdaq as a result of our failure to comply with the Minimum Bid Price Requirement or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and is not eligible for listing on another exchange, trading in the shares of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of Common Stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers for sales of penny stocks may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares of Common Stock and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to $23,768,041 in gross proceeds from cash exercises of the Warrants, if exercised in full, based on the per share exercise price of $2.21 for the September 2024 Warrants, $1.425 for the Placement Agent Warrants and $0.8615 for the 2025 Investor Warrants and assuming that all exercises of the Warrants will be effected on a cash basis. The exercise price for the 2025 Investor Warrants may be adjusted downwards pursuant to the terms of anti-dilution features contained therein under certain circumstances, and if any of the 2025 Investor Warrants are exercised at such lower price, we will receive less aggregate gross proceeds. If the Warrants are exercised pursuant to the cashless exercise provisions contained therein, we will also receive less aggregate gross proceeds. To the extent that we receive such proceeds, we intend to use the net proceeds from cash exercises of the Warrants for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds from cash exercises of the Warrants, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of issuance of the Warrant Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Warrant Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share for previous issuances of Common Stock or securities convertible into Common Stock paid by certain investors. In addition, the exercise price of the Warrants for the Warrant Shares may be or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our equity incentive programs. In addition, the issuance of the Warrant Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity, warrants and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of Common Stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our holders of our Common Stock. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of Common Stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation, as amended (the “Certificate of Incorporation”) authorizes the issuance of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors (the “Board”). The Board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

The Series B Preferred Stock has a liquidation preference over our Common Stock.

As of the date of this prospectus, we have 1,750 Series B Preferred Warrants outstanding, each exercisable for one share of Series B Preferred Stock. The Series B Preferred Stock has a liquidation preference that gets paid prior to any payment on our Common Stock. As a result, if we were to liquidate, dissolve or wind-up, each holder of our Series B Preferred Stock would have the right to receive payment out of our assets available for distribution, before any amount is paid to the holders of our Common Stock, in an amount equal in cash to 100% of the stated value of all shares of Series B Preferred Stock held by such holder, plus any other fees then due and owing thereon, and no more, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series B Preferred Stock shall be ratably distributed among such holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The payment of the liquidation preferences on the Series B Preferred Stock could result in holders of our Common Stock not receiving any proceeds if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily.

The existence of the liquidation preferences may reduce the value of our Common Stock, make it harder for us to sell shares of Common Stock in offerings in the future, or prevent or delay a change of control.

We do not intend to pay dividends on shares of our Common Stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our Common Stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of the Board. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

General Risk Factors

Economic uncertainties or downturns, or political changes, in the United States and globally, could limit the availability of funds available to our customers and potential customers, which could materially adversely affect our business.

Our results of operations could be adversely affected by general conditions in the economy and financial markets, both in the U.S. and globally, including conditions that are outside of our control, such as the continuing uncertainty regarding changes to tariffs and the duration and scope of the COVID-19 pandemic, global supply chain disruptions, the recent inflation in the United States and the foreign and domestic government sanctions imposed on Russia as a result of its recent invasion of Ukraine. There continues to be volatility and disruptions in the capital and credit markets, and a severe or prolonged economic downturn, including, but not limited to as a result of such events, could result in a variety of risks to our business, including weakened demand for our products and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could strain our suppliers, possibly resulting in supply disruption, or cause delays in payments for our services. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

Changes in government trade policies, including the imposition of tariffs and export restrictions, could have an adverse impact on our business operations and sales.

The United States or foreign governments may enact changes in government trade policies that could adversely impact our ability to sell products in certain countries, particularly in China. For example, the U.S. government has imposed tariffs on certain Chinese imports and, in return, the Chinese government has imposed or proposed tariffs on certain U.S. products. Additionally, export restrictions imposed by the U.S. government, including the addition of licensing requirements by the United States Department of Commerce’s Bureau of Industry and Security (“BIS”), through the addition of companies to the BIS Entity List, may require us to suspend our business with certain international customers if we conclude or are notified by the U.S. government that such business presents a risk of noncompliance with U.S. regulations. We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between certain countries, what products may be subject to such actions, or what actions may be taken by other countries in response. It also may not be possible to anticipate the timing or duration of such tariffs, export restrictions, or other regulatory actions. These government trade policies may materially adversely affect our sales and operations with current customers as well as impede our ability to develop relationships with new customers.

There is a risk of further escalation and retaliatory actions between the U.S. and other foreign governments. If significant tariffs or other restrictions are placed on goods exported from China or any related counter-measures are taken, our revenue and results of operations may be materially harmed. These tariffs may also make our customers’ products more expensive for consumers, which may reduce consumer demand.

There is also a risk that the U.S. government may seek to implement more protective trade measures, not just with respect to China but with respect to other countries as well, such as those imposed on Russia in connection with its recent invasion of Ukraine. This could include new or higher tariffs and even more restrictive trade barriers, such as prohibiting certain types of, or all sales of certain products or products sold by certain parties into the U.S. Any increased trade barriers or restrictions on global trade could have a materially adverse impact on our business and financial results.

A decline in discretionary consumer spending may adversely affect our industry, our operations and ultimately our profitability.

Luxury products, such as speaker systems, TVs, game consoles and PCs, are discretionary purchases for consumers. Any reduction in consumer discretionary spending or disposable income may affect our industry significantly. Many economic factors outside of our control could affect consumer discretionary spending, including the financial markets, consumer credit availability, prevailing interest rates, energy costs, employment levels, salary levels, and tax rates. Any reduction in discretionary consumer spending could materially adversely affect our business and financial condition.

Consumer spending weakness could impact our revenue.

Weakness in general economic conditions may suppress consumer demand in our markets. Many of the products in which our technologies are incorporated are discretionary goods, such as home-theater systems. Weakness in general economic conditions may also lead to customers becoming delinquent on their obligations to us or being unable to pay, resulting in a higher level of write-offs. Economic conditions may impact the amount businesses spend on their speaker systems. Weakness in economic conditions could lessen demand for our products and negatively affect our revenue.

If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.

Our future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel. We face intense competition for qualified individuals from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, our business will be adversely affected.

Volatility or lack of positive performance in our share price may also affect our ability to attract and retain our key employees. Many of our senior management personnel and other key employees have become, or will soon become, vested in a substantial amount of shares of Common Stock, restricted stock units or warrants to purchase Common Stock. Employees may be more likely to leave us if the shares they own or the shares underlying their vested units or warrants have significantly appreciated in value relative to the original grant prices of the shares or units or the exercise prices of the warrants, or, conversely, if the exercise prices of the warrants that they hold are significantly above the market price of our Common Stock. If we are unable to appropriately incentivize and retain our employees through equity compensation, or if we need to increase our compensation expenses in order to appropriately incentivize and retain our employees, our business, operating results and financial condition would be adversely affected.

We may be subject to litigation for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business.

We may be subject to litigation for a variety of claims arising from our normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future operating results, our cash flows or both.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations.

Compliance with these rules and regulations increases our legal and financial compliance costs, makes some activities more difficult, time-consuming, or costly, and increases demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our Common Stock price and trading volume could decline.

The trading market for our Common Stock may depend in part on the research and reports that securities or industry analysts may publish about us or our business, our market and our competitors. We do not have any control over such analysts. If one or more such analysts downgrade or publish a negative opinion of our Common Stock, the price of our shares would likely decline. If analysts do not cover us or do not regularly publish reports on us, we may not be able to attain visibility in the financial markets, which could have a negative impact on our share price or trading volume.

THE SEPTEMBER 2024 TRANSACTION

On September 10, 2024, the Company entered into the Exchange Agreements with certain holders of common stock purchase warrants exercisable for an aggregate of up to 5,135,182 shares of Common Stock originally issued on February 13, 2024 and having a then current exercise price of $1.83 (such warrants, the “February 2024 Warrants”). The February 2024 Warrants and the shares of Common Stock underlying the February 2024 Warrants were registered on the Company’s registration statement on Form S-1 (File No. 333-276631). Pursuant to the Exchange Agreements, the Holders agreed to exchange their February 2024 Warrants for newly issued common stock purchase warrants (the “Exchange Warrants”) exercisable for an aggregate of up to 5,135,182 shares of Common Stock, at an exercise price of $2.21 per share. The Exchange Warrants were issued pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) thereof. As of the date of this prospectus, Exchange Warrants exercisable for 2,228,628 shares of Common Stock have been exercised, and the remaining Exchange Warrants are the September 2024 Warrants.

THE FEBRUARY 2025 TRANSACTION

On February 14, 2025, the Company closed an offering (the “February 2025 Offering”) pursuant to that certain securities purchase agreement (the “February 2025 Purchase Agreement”) with the investors party thereto (the “February 2025 Investors”). In the February 2025 Offering, the Company issued and sold to the February 2025 Investors in a registered direct offering, (a) an aggregate of 4,757,126 shares of Common Stock, and (b) common stock purchase warrants exercisable for an aggregate of up to 4,757,126 shares of Common Stock, at an exercise price of $1.14 per share at a combined offering price of $1.14 per share of Common Stock and accompanying warrant, for aggregate gross proceeds of approximately $5.4 million.

In connection with the February 2025 Offering, on February 13, 2025, the Company entered into a placement agency agreement (the “February 2025 Placement Agency Agreement”) with the Placement Agent, pursuant to which the Placement Agent agreed to act as placement agent on a “reasonable best efforts” basis in connection with the February 2025 Offering. Pursuant to the February 2025 Placement Agency Agreement, the Company agreed to pay the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds raised in the February 2025 Offering and reimburse the Placement Agent an amount up to $75,000 for expenses in connection with the February 2025 Offering. The Company also issued to an affiliate of the Placement Agent the Placement Agent Warrants to purchase up an aggregate of 475,713 shares of Common Stock, which is equal to 5.0% of the aggregate number of securities sold in the February 2025 Offering, at an exercise price equal to 125.0% of the offering price per share of Common Stock and accompanying Warrant in the February 2025 Offering, or $1.425 per share.

The Placement Agent Warrants are exercisable on or after August 14, 2025 and will expire on the five year anniversary of such date.

THE APRIL 2025 TRANSACTION

On March 31, 2025, the Company entered into the Purchase Agreement with the holders of the 2025 Investor Warrants, pursuant to which such holders agreed to purchase from the Company (a) in a registered direct offering, senior secured convertible notes having an aggregate principal amount of $5,555,555 (the “Initial Notes”) for an aggregate purchase price of $5,000,000 and senior secured convertible notes having an aggregate principal amount of $11,111,111 (the “Additional Notes”, and together with the Initial Notes, the “Notes”) for an aggregate purchase price of $10,000,000 upon satisfaction of certain closing conditions applicable to the Initial Notes and Additional Notes, respectively and (b) in a concurrent private placement, 2025 Investor Warrants to purchase up to 19,346,101 shares of Common Stock of the Company, of which 2025 Investor Warrants to purchase up to 6,448,700 shares (the “Initial Warrant Shares”) of Common Stock were required to be issued in connection with the issuance of the Initial Notes (the “Initial Warrants”) and 2025 Investor Warrants to purchase up to 12,897,401 shares (the “Additional Warrant Shares”) of Common Stock were required to be issued in connection with the issuance of the Additional Notes (the “Additional Warrants”).

The closing of Initial Notes and Initial Warrants (the “Initial Closing”) took place on April 3, 2025. The closing of the Additional Notes and Additional Warrants (the “Additional Closing,” and together with the Initial Closing, the “Closings”) was required to take place on or after the date that is 20 days after the mailing by the Company of a definitive information statement on Schedule 14(c) (the “Information Statement”) with respect to the approval, by written consent of the Company’s stockholders, of the issuance of the shares of Common Stock issuable upon conversion of the Notes and exercise of the 2025 Investor Warrants and a one-time reset, at the Company’s option, of the exercise price of outstanding common stock purchase warrants issued to holders of the 2025 Investor Warrants prior to the Initial Closing that do not contain “alternative cashless exercise” features (the “Stockholder Approval”). The Information Statement was mailed on April 28, 2025, and the Additional Closing occurred on May 19, 2025.

Pursuant to the Purchase Agreement, the Company agreed, subject to certain exceptions, (i) not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of shares of Common Stock or securities convertible into shares of Common Stock until 45 days after the date of each Closing, and (ii) not to issue certain securities if the issuance would constitute a Variable Rate Transaction (as such term is defined in the Purchase Agreement) until no April 2025 Purchaser holds any Notes.

Pursuant to the Purchase Agreement, until the date that is 18 months after the date on which the Notes are no longer outstanding, the April 2025 Purchasers have the right, but not the obligation, to participate in any issuance by the Company of any debt, preferred stock, shares of Common Stock or securities convertible into shares of Common Stock (a “Subsequent Financing”) up to a maximum of 65% of such Subsequent Financing on the same terms, conditions and price provided to other investors in such Subsequent Financing.

Warrants

The Warrants have an initial exercise price of $0.8615 per share. The Initial Warrants will be exercisable upon effectiveness of Stockholder Approval and expire five (5) years from the date of such effectiveness. The Additional Warrants were issued in the Additional Closing, exercisable immediately upon issuance and expire five (5) years from the date of issuance. The exercise price of the Warrants is subject to (a) downward adjustment in the event the Company issues shares of common stock or common stock equivalents having an effective price lower than the then current exercise price of the Warrants, subject to certain exceptions and (b) standard, proportional adjustments upon the occurrence of certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes.

The Warrants contain 4.99/9.99% beneficial ownership limitations.

Notes

The Notes carry a 10% original issue discount, and mature 18 months from the date of issuance. No interest accrues during the term of the Notes, unless an event of default occurs, in which case interest will accrue at a rate of 12% per annum. The obligations under the Notes rank senior to all other existing indebtedness and equity of the Company. The Notes are convertible into shares of Common Stock at any time beginning on the date of Stockholder Approval at the option of the holders thereof, in whole or in part, into such number of shares of Common Stock at an initial conversion price equal to $1.00 per share (the “Conversion Price”). Alternatively, the Notes are convertible at a price (the “Alternate Conversion Price”) equal to the greater of (x) the Floor Price (as defined below) and (y) 90% of the lowest volume weighted adjusted price of the shares of Common Stock (the “VWAP”) in the ten (10) trading days prior to the applicable conversion date (“Alternate Conversions”).

The conversion price of the Notes is subject to a floor price of $0.1794 (the “Floor Price”).

In the event the Alternate Conversion Price would be lower than the Floor Price, the Company is required to compensate the holders of the Notes by paying the holders in cash an amount (the “Alternate Conversion Floor Amount”) equal to the product obtained by multiplying (A) the VWAP on the day the holder delivers the applicable conversion notice and (B) the difference obtained by subtracting (I) the number of shares of Common Stock delivered (or to be delivered) to the holder on the applicable share delivery date with respect to such Alternate Conversion from (II) the quotient obtained by dividing (x) the applicable conversion amount that the holder has elected to be the subject of the applicable Alternate Conversion, by (y) the applicable Alternate Conversion Price without being limited by the Floor Price.

Under the Notes, the Company is required to use up to 30% of the proceeds from future financings to redeem the Notes in an amount equal to the aggregate principal amount of the Notes being redeemed from such proceeds multiplied by 105%.

The Notes contain 4.99/9.99% beneficial ownership limitations and customary provisions regarding events of defaults and negative covenants.

SELLING STOCKHOLDERS

The Warrant Shares being offered by the Selling Stockholders are the September 2024 Warrant Shares, the Placement Agent Warrant Shares and the 2025 Investor Warrant Shares issuable upon the exercise of the September 2024 Warrants, the Placement Agent Warrants and the 2025 Investor Warrants, respectively. For additional information regarding the issuance of the September 2024 Warrants, see “The September 2024 Transaction” on page 22. For additional information regarding the issuance of the Placement Agent Warrants, see “The February 2025 Transaction” on page 22. For additional information regarding the issuance of the 2025 Investor Warrants, see “The April 2025 Transaction” on page 23.

We are registering the Warrant Shares to permit the Selling Stockholders to offer such shares for resale from time to time. Except for the ownership of the September 2024 Warrants, the Placement Agent Warrants and the 2025 Investor Warrants and as disclosed in this section under “Material Relationships with Selling Stockholders” below, none of the Selling Stockholders have had any material relationship with us within the past three (3) years.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of Common Stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of Shares being offered by the Selling Stockholder pursuant to this prospectus and (iii) the Selling Stockholder’s beneficial ownership after completion of this offering. The registration of the Warrant Shares issuable to the Selling Stockholders upon the exercise of the Warrants does not necessarily mean that the Selling Stockholders will sell all or any of such shares, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all Warrant Shares are issued to, and sold by, the Selling Stockholders. The final two columns also assume the exercise of all of the Warrants held by the Selling Stockholders as of July 2, 2025, and take into account the effect of the Beneficial Ownership Limitations (as defined below) in any warrants held by the holders of the Warrants (the “Warrant Holders”) after this offering. See “Plan of Distribution”.

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Stockholder and the percentage ownership of such Selling Stockholder, shares of Common Stock subject to securities held by that Selling Stockholder that are exercisable for or convertible into shares of Common Stock within 60 days after July 2, 2025 are deemed outstanding. Such shares of Common Stock, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other Selling Stockholder.

	Number of Shares Beneficially Owned Prior to Offering		Maximum Number of Shares to be Sold Pursuant to this Prospectus		Number of Shares Beneficially Owned After Offering(3)	Percentage Beneficially Owned After Offering(3)
Anson East Master Fund LP(4)	3,786,224	(1)(7)	3,786,224	(2)	–	–%
Anson Investments Master Fund LP(4)	9,396,472	(1)(8)	13,597,211	(2)	–	–%
Gregory Castaldo(5)	1,000,000	(1)(9)	1,000,000	(2)	–	–%
Joseph Reda(6)	3,869,220	(1)(10)	3,869,220	(2)	–	–%
Maxim Partners, LLC(11)	475,713		475,713	(2)	–	–%

(1)	All of the Warrants contain certain beneficial ownership limitations, which provide that a holder of the Warrants may not exercise any portion of its Warrants if such holder, together with its affiliates, would beneficially own in excess of 9.99% (or in the case of the Placement Agent Warrants, 4.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (each such limitation, a “Beneficial Ownership Limitation”). As a result, the number of shares of Common Stock reflected as beneficially owned by each Warrant Holder includes (i) any outstanding shares of Common Stock held by such Selling Stockholder and (ii) if any, the number of Warrant Shares offered hereby and any other securities convertible into and exercisable for shares of Common Stock that may be held by such Selling Stockholder, in each case which such Warrant Holder has the right to acquire as of July 2, 2025 and without it or any of its affiliates beneficially owning more than 9.99%, as applicable, of the number of outstanding shares of Common Stock as of July 2, 2025.

(2)	Represents shares of Common Stock issuable to the Warrant Holders upon full exercise of the Warrants, without giving effect to the Beneficial Ownership Limitations.

(3)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 107,390,677 shares of Common Stock outstanding, which includes 84,662,309 shares of Common Stock outstanding as of July 2, 2025 and assumes full exercise of the Warrants that are exercisable for the 22,728,368 Warrant Shares offered hereby. The calculation of beneficial ownership reported in such columns takes into account the effect of the Beneficial Ownership Limitations in any Warrants held by the Selling Stockholders after this offering.

(4)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“AIMF”) and Anson East Master Fund LP (“AEMF”, and collective with AIMF, “ANSON”), hold voting and dispositive power over the shares of Common Stock held by ANSON. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of ANSON is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)	Gregory Castaldo is a United States citizen with a principal residence at 3776 Steven James Drive, Garnet Valley, Pennsylvania 19060.

(6)	Joseph Reda is United States citizen with a principal business address of 1 Wolfs Lane, Suite 316, Pelham, NY 10803.

(7)	These shares consist of (a) 381,310 September 2024 Warrant Shares, (b) 1,134,971 Initial Warrant Shares and (c) 2,269,943 Additional Warrant Shares.

(8)	These shares consist of (a) 1,525,244 September 2024 Warrant Shares, (b) 4,023,989 Initial Warrant Shares and (c) 8,047,978 Additional Warrant Shares, adjusted to reflect the 9.99% Beneficial Ownership Limitation applicable to such Selling Stockholder.

(9)	These shares consist of 1,000,000 September 2024 Warrant Shares.

(10)	These shares are held by SEC Opportunity Fund, LLC and consist of (a) 1,289,740 Initial Warrant Shares and (b) 2,579,480 Additional Warrant Shares.

(11)	The address of Maxim Partners, LLC is c/o Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022. MJR Holdings LLC (“MJR”) is the managing member of Maxim Partners, LLC. Cliff Teller is the Chief Executive Officer of MJR and has dispositive power over the securities held by Maxim Partners, LLC. Mr. Teller disclaims beneficial ownership over any securities owned by Maxim Partners, LLC and MJR except to the extent of his pecuniary interest therein.

Material Relationships with Selling Stockholders

February 2023 Registered Direct Offering and Concurrent Private Placement

On January 31, 2023, we entered into a securities purchase agreement (the “February 2023 Purchase Agreement”) with certain investors, including the Warrant Holders other than Maxim Partners, LLC (such holders, the “Investor Warrant Holders”). Under the February 2023 Purchase Agreement, we agreed to issue and sell to such Investor Warrant Holders (i) in a registered direct offering, 1,344 shares of Common Stock and pre-funded warrants to purchase up to 2,545 shares of Common Stock, and (ii) in a concurrent private placement, warrants exercisable for an aggregate of up to 5,833 shares of Common Stock, at an exercise price of $1,573.50 per share of Common Stock (the “February 2023 Warrants”). The offering closed on February 3, 2023 and we received gross proceeds of approximately $6.2 million before deducting fees and other offering expenses payable by us.

March 2023 Registered Direct Offering and Concurrent Private Placement

On March 27, 2023, we entered into a securities purchase agreement (the “March 2023 Purchase Agreement”) with certain investors, including the Investor Warrant Holders. Under the March 2023 Purchase Agreement, we agreed to issue and sell to such investors (i) in a registered direct offering, 5,581 shares of Common Stock and (ii) in a concurrent private placement, warrants exercisable for an aggregate of up to 11,163 shares of Common Stock, at an exercise price of $286.50 per share of Common Stock (the “March 2023 Warrants”). The offering closed on March 29, 2023 and we received gross proceeds of approximately $1.8 million before deducting fees and other offering expenses payable by us.

April 2023 Registered Direct Offering and Concurrent Private Placement

On April 7, 2023, we entered into a securities purchase agreement (the “April 2023 Purchase Agreement”) with certain investors, including the Investor Warrant Holders. Under the April 2023 Purchase Agreement, we agreed to issue and sell to such investors (i) in a registered direct offering, 4,954 shares of Common Stock and (ii) in a concurrent private placement, warrants exercisable for an aggregate of up to 9,908 shares of Common Stock, at an exercise price of $211.50 per share of Common Stock (the “April 2023 Warrants”). The offering closed on April 12, 2023 and we received gross proceeds of approximately $1.2 million before deducting fees and other offering expenses payable by us.

May 2023 Warrant Inducement

On May 15, 2023, we entered into warrant exercise inducement offer letters with holders of the April 2023 Warrants, including the Investor Warrant Holders, pursuant to which the holders agreed to exercise for cash, certain of the April 2023 Warrants in exchange for the Company’s agreement to issue the new common stock purchase warrants (the “May 2023 Inducement Warrants”). The Company received aggregate gross proceeds of approximately $2.1 million from the exercise of the April 2023 Warrants by the holders before deducting fees and other offering expenses payable by us.

Each May 2023 Inducement Warrant is exercisable at a price per share of Common Stock of $199.50, was immediately exercisable upon issuance and will expire on the fifth anniversary of its issuance. The exercise price of the May 2023 Inducement Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the Company’s Common Stock. The Company and Investor Warrant Holders have agreed that the May 2023 Inducement Warrants are callable by the Company at a redemption price of $75.00 per May Inducement 2023 Warrant, provided that the resale of the shares of Common Stock underlying the May Inducement Warrants are then registered or may be resold under Rule 144 under the Securities Act.

The shares of Common Stock issuable upon exercise of the May 2023 Inducement Warrants have been registered for resale pursuant to a Registration Statement on Form S-1 (File No.333-272278), which was declared effective by the SEC on June 7, 2023.

July 2023 Warrant Inducement

On July 26, 2023, we entered into warrant exercise inducement offer letters with holders of the March 2023 Warrants and May 2023 Inducement Warrants, including the Investor Warrant Holders, pursuant to which the holders agreed to exercise for cash, certain of the March 2023 Warrants and May 2023 Inducement Warrants in exchange for the Company’s agreement to issue the new common stock purchase warrants (the “July 2023 Inducement Warrants”). The Company received aggregate gross proceeds of approximately $678,000 from the exercise of certain of the May 2023 Inducement Warrants by the holders before deducting fees and other offering expenses payable by us.

Each July 2023 Inducement Warrant is exercisable at a price per share of Common Stock of $193.50, was immediately exercisable upon issuance and will expire on the fifth anniversary of its issuance. The exercise price of the July 2023 Inducement Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the Company’s Common Stock. The Company and the Investor Warrant Holders have agreed that the July 2023 Inducement Warrants are callable by the Company at a redemption price of $75.00 per July 2023 Inducement Warrant, provided that the resale of the shares of Common Stock underlying such warrants are then registered or may be resold under Rule 144 under the Securities Act.

The shares of Common Stock issuable upon exercise of the July 2023 Inducement Warrants have been registered for resale pursuant to a Registration Statement on Form S-1 (File No. 333-274155), which was declared effective by the SEC on August 30, 2023.

September 2023 Waiver Agreement

On September 1, 2023, we entered into a waiver agreement (the “Waiver Agreement”) with certain purchasers who executed the March 2023 Purchase Agreement and April 2023 Purchase Agreement, including the Investor Warrant Holders, whereby the purchasers agreed to waive the prohibition on Variable Rate Transactions (as defined in each of the March 2023 Purchase Agreement and the April 2023 Purchase Agreement). In consideration therefor, we granted to the purchasers the right to participate in any subsequent financings of the Company occurring on or prior to September 1, 2024, up to an amount equal to 90%, in aggregate, of the total dollar value raised in any such financing, on the same terms and conditions provided to other investors. Such right of participation was terminated and superseded by the right of participation granted to the Investor Warrant Holders pursuant to the March 2024 Purchase Agreement, as further described below.

October 2023 Public Offering

On October 16, 2023, we entered into a securities purchase agreement (the “October 2023 Purchase Agreement”) with certain investors, including the Investor Warrant Holders. Under the October 2023 Purchase Agreement, we issued and sold to such investors in a public offering (the “October 2023 Public Offering”) (i) 87,000 units, with each unit consisting of (A) one (1) share of Series B Preferred Stock, and (B) two Preferred Warrants, with each Preferred Warrant exercisable for Preferred Warrant Share, at the public offering price of $55.00 per unit.

The October 2023 Public Offering closed on October 17, 2023, and we received gross proceeds of approximately $4.5 million before deducting fees and other offering expenses payable by us.

December 2023 Warrant Inducement

On December 5, 2023, we entered into warrant inducement letter agreements (the “December 2023 Inducement Agreements”) with certain holders of the Series B Preferred Warrants exercisable for up to 168,972 shares of Series B Preferred Stock, issued pursuant to the Series B Preferred Stock Offering (the “Existing Preferred Warrants”). Pursuant to the December 2023 Inducement Agreements, the holders of the Existing Preferred Warrants agreed to a reduced exercise price of $35.72 per share of Series B Preferred Stock, while maintaining the original fixed conversion price of $62.205 (the “Conversion Price”) of the Series B Preferred Stock, upon the exercise of any Existing Preferred Warrants during the period (the “December 2023 Inducement Period”) commencing from the date of the Inducement Agreements until the later of (i) the day immediately preceding the date stockholder approval for the issuance of shares of Common Stock underlying the New Inducement Warrants (defined below) pursuant to the Nasdaq Requirement is obtained (the “Warrant Inducement Stockholder Approval Date”), or (ii) January 15, 2024. As of February 13, 2024, the Inducement Period has ended as all outstanding shares of Series B Preferred Stock held by the holders of Existing Preferred Warrants have been repurchased and all outstanding Existing Preferred Warrants have been cancelled pursuant to the February 2024 Side Letters (as defined below). As of February 13, 2024, the holders of the Existing Preferred Warrants have exercised such warrants to purchase 87,657 shares of Series B Preferred Stock, and we have received approximately $3.1 million in gross proceeds from such exercises (the “December 2023 Warrant Inducement Transaction”).

Pursuant to the December 2023 Inducement Agreements, we issued common stock purchase warrants (the “New Inducement Warrants”) to purchase up to 281,828 shares of Common Stock to the holders of the Existing Preferred Warrants. The New Inducement Warrants have an initial exercise price of $22.23 per share, contain 4.99/9.99% beneficial ownership limitations, are not exercisable until after the Warrant Inducement Stockholder Approval Date and expire five years from the Warrant Inducement Stockholder Approval Date. The exercise price of the New Inducement Warrants is subject to downward adjustment upon any subsequent transaction at a price lower than the exercise price then in effect. Following the March 2024 Registered Direct Offering and Concurrent Private Placement (as defined below), the exercise price of the New Inducement Warrants was downward adjusted to $4.50 per share. Following our reverse stock split effective April 12, 2024 (the “Reverse Stock Split”), the New Inducement Warrants are immediately exercisable.

The exercise price and the number of shares of Common Stock issuable upon exercise of each New Inducement Warrant are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the common stock. Pursuant to a one-time reset right under the terms of such warrants, the exercise price of such warrants was reset at $1.8302 as a result of the Reverse Stock Split, and all such warrants were exercised for cash at such price shortly after the price reset became effective.

Pursuant to the December 2023 Inducement Agreements, we agreed to (a) file a registration statement to register the resale of the shares of Common Stock underlying the New Inducement Warrants as soon as reasonably practicable, but in any event no later than 45 calendar days following the Warrant Inducement Stockholder Approval Date, and to use commercially reasonable efforts to have such resale registration statement declared effective by the SEC as soon as practicable and to keep such registration statement effective at all times until no such holder owns any such New Inducement Warrants or shares of Common Stock issuable upon exercise thereof, and (b) hold an annual or special meeting of stockholders on or prior to the date that is ninety (90) days (which was subsequently extended to one hundred and five (105) days) following the date of the December 2023 Inducement Agreements for the purpose of obtaining stockholder approval of such transaction. A registration statement on Form S-3 (file No. 333-278622) was filed with the SEC on April 11, 2024 to register the shares of Common Stock underlying the New Inducement Warrants and the 2024 Bridge Warrant Shares (as defined below), and such registration statement was declared effective on April 18, 2024.

We engaged Maxim Group LLC (“Maxim”) as exclusive financial advisor to provide financial services in connection with the transactions summarized above and, pursuant to a certain financial advisory agreement, dated December 5, 2023, by and between the Company and Maxim, agreed to pay Maxim a cash financial advisory fee equal to 8% of the aggregate gross proceeds received from the exercise of Existing Preferred Warrants by the holders thereof. In addition, we agreed to reimburse Maxim for its accountable legal expenses in connection with the exercise of the Existing Preferred Warrants and the issuance of the New Inducement Warrants of up to $10,000.

On February 5, 2024, we and the holders of the New Inducement Warrants entered into a warrant amendment agreement, pursuant to which the date we are first required to reserve shares of Common Stock underlying the New Inducement Warrants was postponed from the date of the New Inducement Warrants were issued to the Warrant Inducement Stockholder Approval Date.

From January 1, 2024 through June 10, 2024, (a) the holders of the Existing Preferred Warrants have exercised such warrants to purchase 29,322 shares of Series B Preferred Stock, and we have received approximately $714,000 in gross proceeds from such exercises, and (b) we issued New Inducement Warrants to purchase up to 94,275 shares of Common Stock to the holders of the Existing Preferred Warrants.

2024 Bridge Note and Warrant

On January 22, 2024, we entered into securities purchase agreements (the “2024 Bridge Purchase Agreements”), with the holders of Series B Preferred Warrants, pursuant to which we agreed to issue to such holders promissory notes in the aggregate principal amount of $1,000,000 (the “2024 Bridge Promissory Notes”) and common stock purchase warrants (the “2024 Bridge Warrants”) to purchase up to an aggregate of 66,665 shares of our Common Stock (“2024 Bridge Warrant Shares”), at an initial exercise price of $22.23 per share, in consideration for $600,000 (the “2024 Bridge Private Placement”).

Each of the 2024 Bridge Promissory Notes matures on the earlier to occur of: (i) July 17, 2024, and (ii) the full or partial exercise of certain Series B Preferred Warrants then held by the applicable holder, issuable for at least 9,322 shares of the Series B Preferred Stock upon such full or partial exercise. The 2024 Bridge Promissory Notes do not bear interest except upon the occurrence of an event of default. The 2024 Bridge Promissory Notes are not convertible into shares of Common Stock or Series B Preferred Stock.

At any time after issuance of the 2024 Bridge Promissory Notes, we may repay all or less than all of the outstanding principal amount of the 2024 Bridge Promissory Notes, with no penalty or premium of any kind, upon at least one day’s written notice to the applicable holder of such notes.

The 2024 Bridge Warrants contain 4.99/9.99% beneficial ownership limitations and are not exercisable until after the date that stockholder approval is obtained to approve each of (i) the issuance of the 2024 Bridge Warrant Shares issuable upon the exercise of the 2024 Bridge Warrants, as may be required by the applicable rules and regulations of Nasdaq and (ii) if necessary, a proposal to amend the our Certificate of Incorporation to increase the authorized share capital of the Company to an amount sufficient to cover the 2024 Bridge Warrant Shares or to effectuate a reverse stock split whereby the authorized share capital is not split and is sufficient to cover the 2024 Bridge Warrant Shares (and such reverse split is effectuated) (“Bridge Warrant Stockholder Approval”), and will expire on the fifth (5th) anniversary of the date on which Bridge Warrant Stockholder Approval is received and deemed effective under Delaware law. The exercise price of the 2024 Bridge Warrants is subject to downward adjustment upon any subsequent transaction at a price lower than the exercise price then in effect. Following the March 2024 Registered Direct Offering and Concurrent Private Placement, the exercise price of the 2024 Bridge Warrants was downward adjusted to $4.50 per share. Following the Reverse Stock Split, the 2024 Bridge Warrants are immediately exercisable.

The exercise price and the number of shares of Common Stock issuable upon exercise of each 2024 Bridge Warrant are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the common stock. Pursuant to a one-time reset right under the terms of such warrants, the exercise price of such warrants was reset at $1.8302 as a result of the Reverse Stock Split, and all such warrants were exercised for cash at such price shortly after the price reset became effective.

The closing of the 2024 Bridge Private Placement occurred on January 23, 2024.

Repayment of 2024 Bridge Promissory Notes

Between January 26, 2024 and February 2, 2024, the 2024 Bridge Promissory Notes were paid back in full.

Conversion of Series B Preferred Stock

As of June 10, 2024, the holders of Series B Preferred Stock have converted 115,278 shares of Series B Preferred Stock into 185,319 shares of Common Stock (the “Conversion”). From January 1, 2024 through June 10, 2024, the holders of Series B Preferred Stock have converted 5,000 shares of Series B Preferred Stock into 8,038 shares of Common Stock.

February 2024 Unit Offering

On February 13, 2024, we completed a public offering (the “February 2024 Unit Offering”) of an aggregate of 158,227 units (the “February Units”) and 867,373 pre-funded units (the “February 2024 Pre-Funded Units”) for a purchase price of $9.75 per February Unit and $9.735 per February Pre-Funded Unit, resulting in aggregate gross proceeds of approximately $10 million. Each February Unit consists of (i) one share of Common Stock, and (ii) one warrant (the “February 2024 Warrants”) to purchase one share of Common Stock (the “February 2024 Warrant Shares”), at an initial exercise price of $9.75 per share. Each February 2024 Pre-Funded Unit consists of (i) one pre-funded warrant (the “February 2024 Pre-Funded Warrants”) to purchase one share of common stock, and (ii) one February 2024 Warrant. The February 2024 Warrants are not exercisable until after the date that stockholder approval is obtained to approve each of (i) the issuance of the February 2024 Warrant Shares, as may be required by the applicable rules and regulations of Nasdaq, and (ii) if necessary, a proposal to amend the Certificate of Incorporation to increase the authorized share capital of the Company to an amount sufficient to cover the February 2024 Warrant Shares or to effectuate a reverse stock split whereby the authorized share capital is not split and is sufficient to cover the February Warrant Shares (and such reverse split is effectuated) (“Stockholder Approval for February 2024 Unit Offering”), and will expire on the fifth (5th) anniversary of the date on which Stockholder Approval for February 2024 Unit Offering is received and deemed effective under Delaware law. The February 2024 Pre-Funded Warrants are immediately exercisable for one share of common stock at an exercise price of $0.015 per share, and will remain exercisable until exercised in full.

With respect to the holders of February 2024 Warrants who did not execute the Warrant Amendment Agreement (as defined below), if at any time on or after the date of issuance there occurs any stock split, stock dividend, stock combination, recapitalization or other similar transaction involving our common stock (including the Reverse Stock Split), the lowest daily volume weighted average price during the period commencing five (5) consecutive trading days immediately preceding and the five consecutive trading days immediately following such event is less than the exercise price of the February 2024 Warrants then in effect, then such exercise price shall be reduced to the lowest daily volume weighted average price during such ten (10)-day period and the number of shares of Common Stock issuable upon exercise will be increased such that the aggregate exercise price, after taking into account the decrease, shall be equal to the aggregate exercise price on the issuance date. With respect to the holders of February 2024 Warrants who executed the Warrant Amendment Agreement, the right pursuant to such provision was one-time only, and they do not have this right in any future reverse stock splits or similar events under the terms of their February 2024 Warrants. Immediately prior to the Reverse Stock Split, an aggregate of 1,025,600 shares of Common Stock were issuable upon exercise of all February 2024 Warrants. As a result of the Reverse Stock Split, the aggregate number of shares of Common Stock issuable upon exercise of all February 2024 Warrants was increased by 4,438,065 to an aggregate of 5,463,665, based on a new per share exercise price of $1.8302.

In connection with the February 2024 Unit Offering, on February 12, 2024, we entered into a securities purchase agreement (the “February 2024 Purchase Agreement”) with certain investors, pursuant to which we agreed, subject to certain exemptions, not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of its shares of Common Stock or securities convertible into Common Stock until the date of the Stockholder Approval for February 2024 Unit Offering, unless we are required to complete a financing prior to the date of the Stockholder Approval for February 2024 Unit Offering, in order to satisfy Nasdaq’s continued listing requirements.

Also in connection with the February 2024 Unit Offering, on February 12, 2024, we entered into a placement agency agreement (the “February Placement Agency Agreement”) with Maxim, pursuant to which Maxim agreed to act as placement agent on a “best efforts” basis in connection with the February 2024 Unit Offering. We paid Maxim an aggregate fee equal to 7.0% of the gross proceeds raised in the February 2024 Unit Offering and reimbursed Maxim $75,000 for expenses in connection therewith.

Series B Repurchase and Cancellation Transaction

On February 5, 2024, we entered into side letter agreements (the “February 2024 Side Letters”) with certain holders of Series B Preferred Warrants, whereby such holders agreed to, among others, (i) allow us to repurchase all 62,657 outstanding shares of Series B Preferred Stock then held by them at $100 per share with a portion of the proceeds received from the February 2024 Unit Offering, and (ii) cancel all outstanding Series B Preferred Warrants to purchase up to 81,315 shares of Series B Preferred Stock, then held by them, immediately prior to the closing of the February 2024 Unit Offering (collectively, the “Series B Repurchase and Cancellation Transaction”). We used approximately $6.3 million of the proceeds from the February 2024 Offering to repurchase 62,657 shares of the Company’s Series B Preferred Stock, at $100 per share.

March 2024 Warrant Amendment

On March 26, 2024, we entered into a warrant amendment agreement (the “Warrant Amendment Agreement”) with certain holders of (i) the New Inducement Warrants, as amended by that certain warrant amendment agreement, dated as of February 5, 2024, (ii) the 2024 Bridge Warrants, and (iii) the February Warrants (together with the New Inducement Warrants, as amended and the 2024 Bridge Warrants, the “Original Warrants”), whereby the holders agreed to (i) amend the exercisability provision in the New Inducement Warrants, as amended and the 2024 Bridge Warrants so such warrants shall not be exercisable until one or more certificates of amendment to the Certificate of Incorporation are filed with the Secretary of State of the State of Delaware to effectuate an increase in authorized shares of capital stock of the Company and a reverse stock split of the Company’s outstanding shares of common stock; and (ii) remove certain exercise price reset, right to reprice and/or share adjustment provisions in the Original Warrants, to be effective following the first adjustments following the Reverse Stock Split, pursuant to each of Section 2(c) in the New Inducement Warrants, as amended and the 2024 Bridge Warrants and Section 3(f) of the February Warrants, as applicable, for purposes of compliance with Nasdaq.

March 2024 Registered Direct Offering and Concurrent Private Placement

On March 26, 2024, we entered into a securities purchase agreement (the “March 2024 Purchase Agreement”) with the Investor Warrant Holders. Under the March 2024 Purchase Agreement, we agreed to issue and sell to the Investor Warrant Holders (i) in a registered direct offering, 417,833 shares of Common Stock at $4.50 per share and pre-funded warrants to purchase up to 93,342 shares of Common Stock at $4.485 per pre-funded warrant, and (ii) in a concurrent private placement, common stock purchase warrants (the “March 2024 Warrants”) exercisable for an aggregate of up to 511,175 shares of Common Stock, at an initial exercise price of $6.00 per share (the “March 2024 Registered Direct Offering and Concurrent Private Placement”).

Pursuant to the March 2024 Purchase Agreement, we and the Investor Warrant Holders terminated the participation right granted to the Investor Warrant Holders pursuant to the Waiver Agreement in exchange for a new form of participation right whereby for the 24-month period beginning on March 27, 2024, the Investor Warrant Holders may participate in (a) any financing offered by us that occurs on or before September 1, 2024 that is not intended to be marketed as a “public offering” under the rules of Nasdaq up to an amount equal to 90% of such financing, and (b) any other financing offered us up to an amount equal to 40% of such financing, in each case on the same terms, conditions and price provided to other purchasers in the applicable financing.

The March 2024 Warrants contain 4.99/9.99% beneficial ownership limitations and are not exercisable until the date we receive the approval required by the applicable rules and regulations of Nasdaq from stockholders with respect to the issuance of the March 2024 Warrant Shares and will expire on the fifth anniversary of such approval.

The March 2024 Registered Direct Offering and Concurrent Private Placement closed on March 27, 2024 and we received gross proceeds of approximately $2.3 million before deducting fees and other offering expenses payable by us.

Pursuant to a one-time right under the terms of the March 2024 Warrants and as a result of the Reverse Stock Split, the per share exercise price for the March 2024 Warrants was reduced to $1.8302 and the aggregate number of shares of Common Stock issuable upon exercise of all March 2024 Warrants was increased by 1,164,628, to an aggregate of 1,675,803, based on such price.

Initial April 2024 Registered Direct Offering and Concurrent Private Placement

On April 17, 2024, we entered into a securities purchase agreement (the “Initial April 2024 Purchase Agreement”) with the Investor Warrant Holders. Under the Initial April 2024 Purchase Agreement, we agreed to issue and sell to the Investor Warrant Holders (i) in a registered direct offering, 225,834 shares of Common Stock at $3.321 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Initial April 2024 Warrants”) exercisable for an aggregate of up to 225,834 shares of Common Stock, at an exercise price of $3.196 per share (the “Initial April 2024 Registered Direct Offering and Concurrent Private Placement”).

The Initial April 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants.

The Initial April 2024 Registered Direct Offering and Concurrent Private Placement closed on April 19, 2024 and we received gross proceeds of approximately $750,000 before deducting fees and other offering expenses payable by us.

On or about April 19, 2024, the Investor Warrant Holders each entered into a warrant amendment agreement with us whereby the Selling Stockholders agreed to amend the “alternative cashless exercise” provision in Section 2(c) of the Initial April 2024 Warrants such that issuance of shares of Common Stock upon exercise of such “alternative cashless exercise” is subject to stockholder approval.

Second April 2024 Registered Direct Offering and Concurrent Private Placement

On April 19, 2024, we entered into a securities purchase agreement (the “Second April 2024 Purchase Agreement”) with the Investor Warrant Holders. Under the Second April 2024 Purchase Agreement, we agreed to issue and sell to the Investor Warrant Holders (i) in a registered direct offering, 361,904 shares of Common Stock at $5.250 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Second April 2024 Warrants”) exercisable for an aggregate of up to 542,856 shares of Common Stock, at an exercise price of $5.06 per share (the “Second April 2024 Registered Direct Offering and Concurrent Private Placement”).

The Second April 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants. Issuance of shares of Common Stock upon “alternative cashless exercise” pursuant to the terms of such warrants is subject to stockholder approval.

The Second April 2024 Registered Direct Offering and Concurrent Private Placement closed on April 23, 2024 and we received gross proceeds of approximately $1.9 million before deducting fees and other offering expenses payable by us.

Third April 2024 Registered Direct Offering and Concurrent Private Placement

On April 26, 2024, we entered into a securities purchase agreement (the “Third April 2024 Purchase Agreement”) with the Investor Warrant Holders. Under the Third April 2024 Purchase Agreement, we agreed to issue and sell to the Investor Warrant Holders (i) in a registered direct offering, 418,845 shares of Common Stock at $5.73 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Third April 2024 Warrants”) exercisable for an aggregate of up to 418,845 shares of Common Stock, at an exercise price of $5.60 per share (the “Third April 2024 Registered Direct Offering and Concurrent Private Placement”).

The Third April 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants. Issuance of shares of Common Stock upon “alternative cashless exercise” pursuant to the terms of such warrants is subject to stockholder approval.

The Third April 2024 Registered Direct Offering and Concurrent Private Placement closed on April 30, 2024 and we received gross proceeds of approximately $2.4 million before deducting fees and other offering expenses payable by us.

Initial May 2024 Registered Direct Offering and Concurrent Private Placement

On May 13, 2024, we entered into a securities purchase agreement (the “Initial May 2024 Purchase Agreement”) with the Investor Warrant Holders. Under the Initial May 2024 Purchase Agreement, we agreed to issue and sell to the Investor Warrant Holders (i) in a registered direct offering, 785,000 shares of Common Stock at $3.31 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Initial May 2024 Warrants”) exercisable for an aggregate of up to 785,000 shares of Common Stock, at an exercise price of $3.18 per share (the “Initial May 2024 Registered Direct Offering and Concurrent Private Placement”).

The Initial May 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants. Issuance of shares of Common Stock upon “alternative cashless exercise” pursuant to the terms of such warrants is subject to stockholder approval.

The Initial May 2024 Registered Direct Offering and Concurrent Private Placement closed on May 15, 2024 and we received gross proceeds of approximately $2.6 million before deducting fees and other offering expenses payable by us.

Second May 2024 Registered Direct Offering and Concurrent Private Placement

On May 15, 2024, we entered into a securities purchase agreement (the “Second May 2024 Purchase Agreement”) with the Investor Warrant Holders. Under the Second May 2024 Purchase Agreement, we agreed to issue and sell to the Investor Warrant Holders (i) in a registered direct offering, 675,000 shares of Common Stock at $3.61 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “Second May 2024 Warrants”) exercisable for an aggregate of up to 675,000 shares of Common Stock, at an exercise price of $3.48 per share (the “Second May 2024 Registered Direct Offering and Concurrent Private Placement”).

The Second May 2024 Warrants contain 4.99/9.99% beneficial ownership limitations, are exercisable upon issuance and expire on the fifth anniversary of the issuance date of such warrants. Issuance of shares of Common Stock upon “alternative cashless exercise” pursuant to the terms of such warrants is subject to stockholder approval.

The Second May 2024 Registered Direct Offering and Concurrent Private Placement closed on May 17, 2024 and we received gross proceeds of approximately $2.4 million before deducting fees and other offering expenses payable by us.

The September 2024 Transactions

On September 10, 2024, the Company entered into the Exchange Agreements with holders of the February 2024 Warrants. Pursuant to the Exchange Agreements, the Investor Warrant Holders agreed to exchange their February 2024 Warrants for the Exchange Warrants exercisable for an aggregate of up to 5,135,182 shares of Common Stock, at an exercise price of $2.21 per share.

Also on September 10, 2024, following completion of the transactions contemplated by the Exchange Agreements, the Company entered into the September Inducement Agreements with the Investor Warrant Holders, pursuant to which the Company agreed, as consideration for exercising all or part of the Exchange Warrants held by any such Investor Warrant Holder on or prior to September 30, 2024, to issue to such Investor Warrant Holder one or more September Inducement Warrants, exercisable for up to a number of shares of Common Stock equal to 65% of the number of Exchange Warrant Shares issued upon exercise of the Exchange Warrants under the September Inducement Agreements. Under the terms of the September Inducement Agreements, the Investor Warrant Holders were required to exercise an aggregate of 904,977 Exchange Warrants on September 10, 2024, for aggregate gross proceeds of approximately $2.0 million. Pursuant to the September Inducement Agreements, September Inducement Warrants exercisable for up to an aggregate of 1,448,609 September Inducement Warrant Shares were issued to the Investor Warrant Holders.

Also on September 10, 2024, following completion of the transactions contemplated by the September Inducement Agreements, the Company entered into a Side Letter Agreement with each of the Investor Warrant Holders with respect to (i) those certain common stock purchase warrants issued to the Investor Warrant Holders on March 27, 2024, as amended (the “March 2024 Warrants”), (ii) those certain common stock purchase warrants of the Company, originally issued to the Investor Warrant Holders on April 19, 2024, as amended (the “1st April 2024 Warrants”), (iii) those certain common stock purchase warrants of the Company, originally issued to the Investor Warrant Holders on April 23, 2024 (the “2nd April 2024 Warrants”), (iv) those certain common stock purchase warrants of the Company, originally issued to the Investor Warrant Holders on April 30, 2024 (the “3rd April 2024 Warrants”), (v) those certain common stock purchase warrants of the Company, originally issued to the Investor Warrant Holders on May 15, 2024 (the “1st May 2024 Warrants”), and (vi) those certain common stock purchase warrants of the Company, originally issued to the Investor Warrant Holders on May 17, 2024 (the “2nd May 2024 Warrants”, and together with the March 2024 Warrants, the 1st April 2024 Warrants, the 2nd April 2024 Warrants, the 3rd April 2024 Warrants, and the 1st May 2024 Warrants, the “Original Warrants”), which Investor Warrant Holders are also parties to (i) that certain securities purchase agreement, dated as of March 26, 2024 (the “March 2024 Purchase Agreement”), (ii) that certain securities purchase agreement, dated as of April 17, 2024 (the “1st April 2024 Purchase Agreement”), (iii) that certain securities purchase agreement, dated as of April 19, 2024 (the “2nd April 2024 Purchase Agreement”), (iv) that certain securities purchase agreement, dated as of April 26, 2024 (the “3rd April 2024 Purchase Agreement”), (v) that certain securities purchase agreement, dated as of May 13, 2024 (the “1st May 2024 Purchase Agreement”), and (vi) that certain securities purchase agreement, dated as of May 15, 2024 (the “2nd May 2024 Purchase Agreement”, and together with the March 2024 Purchase Agreement, the 1st April 2024 Purchase Agreement, the 2nd April 2024 Purchase Agreement, the 3rd April 2024 Purchase Agreement, and the 1st May Purchase Agreement, the “Original Purchase Agreements”) with the Company.

Pursuant to the Side Letter Agreements, (a) the Investor Warrant Holders agreed to (i) amend the “Fundamental Transaction” provisions in the Original Warrants, so that the “Black Scholes Value” clauses in such provisions will be removed in their entirety, effective immediately following receipt of stockholder approval of (a) the issuance of the shares of Common Stock issuable pursuant to the exercise of the Side Letter Warrants and (b) the issuance of shares of Common Stock pursuant to the alternative cashless exercise provisions of the 1st April 2024 Warrants, the 2nd April 2024 Warrants, the 3rd April 2024 Warrants, the 1st May 2024 Warrants, and the 2nd May 2024 Warrants, (ii) remove the “Stockholder Meeting” provisions in the March 2024 Purchase Agreement, effective immediately, (iii) amend the “Stockholder Meeting” provisions in the remaining Original Purchase Agreements such that the Company is first obligated to call a stockholder meeting to approve the issuance of the shares of Common Stock issuable upon exercise of the Original Warrants no later than December 31, 2024, and thereafter, to re-call a stockholder meeting, if necessary, every six months until such stockholder approval is obtained, and (iv) remove the “Subsequent Equity Sales” and “Registration Statement” provisions in the March 2024 Purchase Agreement; and (b) as inducements to and in consideration for each Investor Warrant Holder’s agreement to amend the Original Warrants and the Original Purchase Agreements in accordance with the applicable Side Letter Agreement, the Company agreed to issue to the Investor Warrant Holders the Side Letter Shares and the Side Letter Warrants, such Side Letter Shares to be issued upon execution of the Side letter Agreements, and such Side Letter Warrants to be issued upon the receipt of stockholder approval referred to in (a)(i) above. On December 20, 2024, such stockholder approval was received, and the Side Letter Warrants were issued.

The Side Letter Warrants may be exercised, in certain circumstances, on a cashless basis pursuant to the formula contained such warrants. The holder of a Side Letter Warrant may effect an “alternative cashless exercise.” In such event, the aggregate number of shares of Common Stock issuable in such alternative cashless exercise pursuant to any given notice of exercise electing to effect an alternative cashless exercise shall equal the product of (x) the aggregate number of shares of Common Stock that would be issuable upon exercise of the Side Letter Warrant in accordance with the terms of the Side Letter Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 1.0.

Other than the transactions described above, in “The September 2024 Transaction,” “The February 2025 Transaction” and “The April 2025 Transaction,” we have had no material relationships with the Selling Stockholders in the last three (3) years.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus.

We may receive up to approximately $23,768,041 in gross proceeds from cash exercises of the Warrants, if exercised in full, based on the current per share exercise prices of $2.21 for the September 2024 Warrants, $1.425 for the Placement Agent Warrants and $0.8615 for the 2025 Investor Warrants. The exercise price for the 2025 Investor Warrants may be adjusted downwards pursuant to the terms of anti-dilution features contained therein under certain circumstances, and if any of the 2025 Investor Warrants are exercised at such lower price, we will receive less aggregate gross proceeds. If the Warrants are exercised pursuant to the cashless exercise provisions contained therein, we will also receive less aggregate gross proceeds. We intend to use a portion of the net proceeds we may receive from any cash exercises of the Warrants for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally.

The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Investor Warrants are not exercisable until the date that we receive stockholder approval for the issuance of the Investor Warrant Shares. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Investor Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING

The Selling Stockholders are offering for resale up to an aggregate of 22,728,368 shares of Common Stock. The terms of our shares of Common Stock are contained in our Certificate of Incorporation and our bylaws, each as amended to date and each as filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. For a description of our Common Stock, see (i) our Registration Statement on Form 8-A, filed with the SEC on July 25, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.2—Description of Securities Registered Pursuant to Section 12 of the Exchange Act of 1934, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025.

Our Certificate of Incorporation authorizes the issuance of up to 300,000,000 shares of Common Stock and up to 20,000,000 shares of blank check preferred stock, par value $0.0001 per share, of which 375,000 shares are designated as Series B Preferred Stock. The Board may establish the rights and preferences of the preferred stock from time to time.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed prices, at prevailing market rates at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of the securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan & Worcester LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CompuSystems, Inc. for the fiscal years ended December 31, 2024 and 2023 incorporated in this prospectus by reference to the Current Report on Form 8-K filed with the SEC on June 23, 2025, have been so incorporated in reliance on the report of BG Advisors CPA, Ltd., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.datavaultsite.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 14, 2025;

•	our Current Reports on Form 8-K filed with the SEC on January 6, 2025, January 7, 2025, January 8, 2025, February 13, 2025 (the first Current Report on Form 8-K filed on such date), February 13, 2025 (the second Current Report on Form 8-K filed on such date), February 14, 2025, February 28, 2025, March 17, 2025, March 31, 2025 (the first Current Report on Form 8-K filed on such date), March 31, 2025 (the second Current Report on Form 8-K filed on such date), April 2, 2025, April 4, 2025, April 14, 2025, May 9, 2025, May 9, 2025, May 15, 2025, May 20, 2025, May 20, 2025, June 23, 2025 and July 11, 2025 (except for Item 2.02 and Item 7.01 of any Current Report on Form 8-K which are not deemed “filed” for purposes of Section 18 of the Exchange Act and are not incorporated by reference in this prospectus); and

•	the description of our Common Stock contained in (i) our registration statement on Form 8-A, filed with the SEC on July 25, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.2—Description of Securities Registered Pursuant to Section 12 of the Exchange Act, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC).

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Datavault AI Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

(408) 627-4716

info@wisatechnologies.com

Copies of these filings are also available on our website at www.datavaultsite.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

Datavault AI Inc.

22,728,368 Shares of Common Stock

Issuable Upon Exercise of Certain Common Stock Purchase Warrants

PROSPECTUS

The date of this prospectus is July 11, 2025.